Exhibit T3A.23

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME Company No. 6874440 The Registrar of Companies for England and Wales hereby certifies that MIG AVIATION (UK) LIMITED having changed its name, is now incorporated under the name of NAC AVIATION UK 1 LIMITED Given at Companies House on 15th August 2012. ~v-~oFc0~ t~a,, ~ ••••••••••• ~'<' <lJ;AND ~. ;;> THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES